CONTACT: Rob Jorgenson S&T Bank rob.jorgenson@stbank.com 724.465.5448	Beth Thompson Gatesman bthompson@gatesmanagency.com 412.339.5152

FOR IMMEDIATE RELEASE

S&T BANK APPOINTS DAVID G. ANTOLIK TO PRESIDENT

INDIANA, Pa., January 7, 2019 - S&T Bank, a full-service financial institution with assets of $7.1 billion, and locations in Pennsylvania, Ohio, and New York, is proud to announce today the appointment of David G. Antolik to president of S&T Bank.

“Dave has served as an incredible asset to the Bank over the past 29 years,” said Todd D. Brice, chief executive officer. “His excellent leadership capabilities have contributed to the overall success of our company, allowing us to serve the needs of our ever expanding footprint. He cares deeply about the Bank and his colleagues and has in-depth industry experience. I look forward to working with him as we continue to grow in the years to come.”

While serving as senior executive vice president, chief lending officer, Dave’s exceptional communication skills, paired with his abilities to analyze financial statements and anticipate customers’ needs resulted in rapid internal growth within the company. In addition to his duties as president, Dave will remain chief lending officer of the Bank. He will continue to lead the Bank’s successful commercial banking division across its ever expanding footprint, where he will also be responsible for overseeing the market-based strategic initiatives in partnership with the market presidents. In addition, the consumer banking division will also report through Dave to support the Bank’s integrated line of business approach.

“I am honored and proud to be recognized as the next president of S&T Bank,” said David G. Antolik. “In my new role, I look forward to leading and serving the employees and customers who make S&T the great financial institution that it is.”

Dave graduated with a B.S. in Finance from Indiana University of Pennsylvania in 1988 and his connection to the community continues to deepen through a number of roles and accolades. Along with receiving the 2016 IUP Distinguished Alumni Award for Service, he currently acts as the Vice Chairman of the IUP Research Institute and is a member of the Indiana County Development Corporation’s Board of Directors.

With Dave’s appointment to president, Todd D. Brice will continue his role as CEO of S&T Bank. The two will work collaboratively to continue to grow the Bank across its footprint.

For more information about S&T Bank, please visit www.stbank.com.

About S&T Bancorp, Inc.
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram and LinkedIn.

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